Exhibit 99.1

For Immediate Release

Contact: Kristen E. Lancia, CFMP, Vice President

Email: kristen.lancia@waynebank.com

Phone: (570) 253-8594

Wayne Bank Ranks Amongst Top Banks in Country

Honesdale, PA – August 23, 2023 – Wayne Bank, a subsidiary of Norwood Financial Corp (Nasdaq Global Market – NWFL), was recently ranked by Bank Director magazine as one of the top 25 best banks in the country in their Ranking Banking, The Best US Banks 2023 publication. Wayne Bank was also ranked number ten (#10) in the country for banks in the $1B-$5B asset size category.

Bank Director applied a consistent set of metrics to determine the best banks, based on calendar year 2022 results. Wayne Bank was evaluated on its profitability, capital adequacy, asset quality, and total shareholder return. For this 2023 study, Bank Director identified The Best U.S. Banks 2023: those that balance growth and profitability, deliver long-term shareholder value, and execute their goals in a safe and sound manner. They also examined factors that drive performance, including growth, leadership, board oversight, and technological innovation.

President and Chief Executive Officer, James O. Donnelly, stated, “We are delighted and honored to be on both prestigious lists of The Best U.S. Banks 2023. Our inclusion in the Top 25 Banks in the Country overall is an accomplishment we have never before achieved. Last year, Wayne Bank was ranked at number seventy-one for banks in our asset size. This year we are proud to say that our dedication and commitment to shareholders, employees, customers, and our communities has helped us rise to number ten in our asset size. This is a testament to the dedication of our employees and to executing our strategic vision.”

Wayne Bank is a subsidiary of Norwood Financial Corp., Member FDIC, and is located in Honesdale, Pennsylvania. The Bank has 29 Community Offices serving Wayne, Pike, Monroe, Lackawanna, and Luzerne Counties in Pennsylvania, along with Delaware, Sullivan, Otsego, Ontario, and Yates Counties in New York, including those offices operating under the Bank of Cooperstown and Bank of the Finger Lakes brands. The stock trades on the NASDAQ Global Market under the symbol— NWFL

###